Exhibit 99.6

[LAIDLAW LETTERHEAD]

_______________, 2015

Highly confidential

[CANDIDATE NAME]

[CANDIDATE ADDRESS]

Dear Mr./Ms. ______________:

This letter agreement (this “Agreement”) refers to your agreement to be nominated by Laidlaw & Company (UK) Ltd., a private limited company incorporated in England and Wales (“Laidlaw”) for election to, or to fill a vacancy on, the Board of Directors of Relmada Therapeutics, Inc. (the “Board”), a Nevada corporation (the “Company”). Laidlaw currently is considering nominating you and/or certain other persons (each, a “Nominee”), at the annual or a special meeting of the Company’s stockholders, for election to the Board and/or, following a consent solicitation to expand the Board, to fill vacancies on the Board and currently plans to solicit proxies or consents (the “Solicitation”) in furtherance of the same. By executing this Agreement, you agree that, if Laidlaw selects you as a Nominee, you will fully and actively participate in the Solicitation, and you will devote the time and energy reasonably required to conduct an effective campaign for the election of you and the other Nominees to the Board.

1. Responsibilities.

(a) By signing this Agreement and the written consent attached hereto as Exhibit A, you agree, among other things:

(i) To be named as a Nominee in any nominating materials submitted to the Company and in any Solicitation materials or other Securities and Exchange Commission (“SEC”) filings that may be prepared by Laidlaw in connection with your nomination as a Nominee or the Solicitation (collectively, the “Solicitation Materials”);

(ii) To provide true and complete information concerning (A) your background, experience, abilities, professional qualifications and integrity as may be requested from time to time by Laidlaw or (B) such other matters as are required or customary to be disclosed regarding you, your nomination as a Nominee or the Solicitation under (x) the Company’s bylaws (the “Bylaws”) or (y) pursuant to the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder;

(iii) To not omit any information that may be material to an understanding of your background, experience, abilities, professional qualifications and integrity or in order to make any information you may provide Laidlaw not misleading in the context in which it is provided;

(iv) That your agreement to be a Nominee, and any information regarding you, or your nomination or that you provide to Laidlaw pursuant to this Agreement, may be included in the nominating materials submitted by Laidlaw to the Company and disclosed by Laidlaw in its Solicitation materials, SEC filings or otherwise; and

(v) If elected to the Board, you will serve as a director of the Company, and in that capacity you will (A) act in the best interests of the Company and its stockholders, (B) exercise your independent judgment and act in good faith, and (C) duly consider all matters that come before the Board, in each case, consistent with your fiduciary duties as a director; and

(vi) If requested by Laidlaw, and upon reasonable notice, you agree to attend and participate in meetings with stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons in connection with the Solicitation, the election of the Nominees or any stockholder resolutions or matters Laidlaw may determine to bring before the Company’s stockholders.

You represent that any information that you supply to Laidlaw (the “Nominee Information”) will be true, complete and correct when provided and will not omit any information that may be material to understanding your background, experience, abilities, professional qualifications and integrity or that otherwise would be necessary in order to make the Nominee Information you provide not misleading in the context in which it is provided. In addition, you agree that, concurrently with your execution of this Agreement, you will execute a written consent (in the form attached as Exhibit A), in which you consent to being a Nominee, consent to being named in the Solicitation Materials as a Nominee and, if elected or appointed, you consent to serving as a director of the Company. You also agree that you will promptly provide Laidlaw (x) any necessary updates or corrections to your Nominee Information, to the extent you become aware that any such information is incomplete or inaccurate in any respect, and (y) such additional information as Laidlaw may request in connection with your nomination or the Solicitation.

(b) The parties to this Agreement acknowledge and agree that you are not an employee, agent or representative of Laidlaw; that you are independent of, and not controlled by or acting at the direction of, Laidlaw; and that, if elected, you will act as an independent director of the Company, on behalf of the Company and all of the stockholders of the Company, and will in no way be controlled by, report to, or act at the direction of, Laidlaw. You understand you have no authority to act as an agent of Laidlaw and agree that you will not represent that you are an agent of Laidlaw to any person.

2. No Nomination Obligation. Notwithstanding anything in this Agreement to the contrary, you acknowledge that Laidlaw is not obligated to nominate you or any other potential Nominee for election or appointment to the Board or to commence, conduct or complete the Solicitation.

3. Indemnification.

(a) As a material inducement to you to become a Nominee, Laidlaw hereby agrees to indemnify, defend and hold you harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards, costs, expenses and amounts of any type (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) to which you become subject or which you incur in connection with being made, or threatened to be made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other) (a “Proceeding”), arising out of or based upon your being a Nominee or a “participant in a solicitation” (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended) in connection with the Solicitation.

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(b) The indemnification obligation set forth in subparagraph (a) of this paragraph 5 will not apply to the extent (i) the Losses (or any costs of defending you in a Proceeding) are otherwise paid or payable under any directors and officers insurance policy that may separately provide coverage to you as a Nominee or a director of the Company, or (ii) such Losses arise or result from (A) your gross negligence or willful misconduct, or (B) any untrue statement or omission made by you or made by Laidlaw in reliance upon and in conformity with any Nominee Information furnished by you for use in your nomination materials or in the Solicitation material or another document to be made available to the public; it being understood that you are furnishing the Nominee Information expressly for use in the nominating materials to be submitted by Laidlaw to the Company and in the Solicitation materials and other filings to be made publicly available in connection with the Solicitation. We expect that if you are elected or appointed to the Board, (x) you will be entitled to the same indemnification and advancement of expenses with respect to your service as a director of the Company as the Company provides to its other directors and (y) you will be entitled to be covered by any directors and officers liability insurance policy that the Company from time to time may maintain for its directors, each in accordance with the Company’s polices as in effect from time to time. After you are elected or appointed to the Board, Laidlaw’s indemnification obligations will cease and the Company will be deemed for all purposes to be the obligor with respect to any and all such Losses sustained in connection with a Proceeding which Laidlaw otherwise would be required to indemnify you pursuant to this paragraph 5.

(c) In the event of the commencement or threatened commencement of any Proceeding in respect of which you may seek indemnification from Laidlaw hereunder, you will give prompt written notice thereof to Laidlaw; provided, however, that your failure to provide prompt notice shall not relieve Laidlaw of its indemnification obligations hereunder, except to the extent that Laidlaw is materially prejudiced as a result thereof. Laidlaw shall timely pay all reasonable fees and disbursements of the defense counsel selected by Laidlaw (which shall be a nationally recognized law firm) in respect of any such Proceeding with respect to which Laidlaw provides you indemnification as they become due and payable. In addition to such defense counsel, you shall have the right to retain your own separate defense counsel and participate in the defense of the Proceeding if you so desire, provided that you shall be responsible for the fees and expenses of such counsel and costs of such participation.

(d) Laidlaw shall not indemnify you or otherwise be liable for any settlement of any Proceeding (or any related Losses) effected by you or on your behalf without the prior written consent of Laidlaw. Without your prior written consent, Laidlaw shall not settle any Proceeding in any manner that (i) would impose any material penalty, obligation or limitation on you (other than monetary damages that will be paid by insurance or the Company or that Laidlaw agrees to pay), (ii) that contains any admission of wrongdoing on your part or (iii) otherwise reasonably would result in damage to your professional reputation.

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(e) Your rights to indemnification under this Agreement shall include the right to be advanced any and all expenses incurred in connection with any indemnifiable claim promptly upon your request as such expenses are incurred, subject to your executing a written undertaking to repay the amount of such advances to Laidlaw if it is ultimately determined you are not entitled to be indemnified by Laidlaw. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under any bylaw, other agreement, vote of stockholders or disinterested directors, or otherwise, to the extent such other rights are permitted by applicable law.

(f) Notwithstanding anything to the contrary, if Laidlaw has made payments to you or on your behalf pursuant to the indemnification, defense and expense reimbursement provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to Laidlaw. Laidlaw also shall be subrogated to all of your rights of recovery with respect to any matters with respect to which Laidlaw has made indemnification payments, and you shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Laidlaw to effectively bring suit to enforce such subrogated rights. Further, no payment by or on behalf of Laidlaw hereunder shall affect the responsibilities of the Company as the indemnitor in respect of any specified Losses in accordance with Section 3(b) nor shall any payment by or on behalf of Laidlaw with respect to such Losses be deemed an admission that (as between the Company and Laidlaw) Laidlaw is responsible as an indemnitor nor shall any such payment be deemed a waiver of any rights that Laidlaw may have to be reimbursed or repaid by the Company for any such payments.

4. General. All notices and other communications under this Agreement shall be in writing and delivered by a nationally-recognized overnight courier and, if mailed to you, to the address set forth above under your name, and, if mailed to Laidlaw, to the attention of Matthew Eitner, Chief Executive Officer, Laidlaw & Co. (UK) Ltd., 546 Fifth Avenue, 5th Floor, New York, NY 10036. The failure of a party to this Agreement to insist upon strict adherence to any term in this Agreement shall not waive such party’s rights to insist upon strict adherence to that term or to any other term. If any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts or choice of laws principles; (b) contains the entire understanding of the parties with respect to its subject matter; (c) may not be modified or amended except by mutual written consent; and (d) establishes contract rights which shall inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, representatives, successors, and assigns. If any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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5. Termination. This Agreement shall automatically terminate upon your election or appointment to the Board.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Very truly yours,

LAIDLAW & COMPANY (UK) LTD.

By:
Name:
Title:

Accepted and agreed to:

Date: , 2015

EXHIBIT A

FORM OF CONSENT

I hereby consent to:

(a) being nominated by Laidlaw & Company (UK) Ltd., a private limited company incorporated in England and Wales (“Laidlaw”), for election or appointment as an independent director of Relmada Therapeutics, Inc., a Nevada corporation (“Relmada”);

(b) if selected by Laidlaw, being a nominee of Laidlaw for election or appointment as a director of Relmada;

(c) being named as a nominee in the proxy or consent solicitation statement prepared by Laidlaw; and

(d) serving as a director of Relmada if elected or appointed.

By: Name: Date: